Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8
(Form Type)

DONALDSON COMPANY, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Typ	Security Class Tit	Fee Calculation Ru	Amount Registered(1	Proposed Maximum Offering Price Per	Maximum Aggregate Offering Pr	Fee Rate	Amount of Registration F
Equity	Common Stock, par value $5.00 per share	457(c) and 457(h)	5,000,000 (2)	$59.76(3)	$298,800,000	0.00014760	$44,102.88
Total Offering Amounts					$298,800,000		$44,102.88
Total Fee Offsets							$0
Net Fee Due							$44,102.88

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Donaldson Company, Inc. 2019 Master Stock Incentive Plan, as amended and restated (the “Amended and Restated Plan”) by reason of any stock split, stock dividend or other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of outstanding Common Stock.
(2)    Represents shares of Common Stock registered pursuant to the Amended and Restated Plan.
(3)    Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share is calculated on the basis of $59.76, the average of the high and low price of the Common Stock on November 29, 2023, as reported on the New York Stock Exchange, which is within five business days prior to filing this Registration Statement.